Exhibit 99.1

NEWS RELEASE
Dynegy Inc.	•	601 Travis Street	•	Suite 1400	•	Houston, Texas	•	77002	•	www.dynegy.com

NR15-05

Dynegy Inc. Receives Final Approval to Acquire Duke Energy’s Midwest Commercial

and Retail Business and Energy Capital Partners Asset Portfolios

HOUSTON (March 27, 2015) — The Federal Energy Regulatory Commission (FERC) issued an order today authorizing Dynegy (NYSE:DYN) subsidiaries to acquire the ownership interests in certain Ohio, Illinois, and Pennsylvania commercial generation assets and retail business from Duke Energy and EquiPower Resources Corp. and Brayton Point Holdings, LLC from Energy Capital Partners.

With this authorization, the EquiPower and Brayton Point Holdings transactions are expected to close on Wednesday, April 1 and the Duke transaction is anticipated to close on Thursday, April 2.

After closing the Duke Midwest transaction and the EquiPower and Brayton Point Holdings transactions, Dynegy Inc. will own and operate nearly 26,000 megawatts of fuel-diverse power generating facilities, primarily in the Midwest and Northeast. Dynegy will provide electricity to individuals, municipalities and businesses in Illinois, Ohio and Pennsylvania through its retail brands Homefield Energy and Dynegy Energy Services.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” These forward-looking statements include statements regarding the ability to close the transactions during the periods indicated above. These statements are based on the current expectations of Dynegy’s management. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the sections entitled “Risk Factors” in its 2014 Form 10-K. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) conditions to the closing of any of the transactions may not be satisfied; (ii) problems may arise in successfully integrating the Duke Energy, EquiPower and Brayton power facilities into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) any of the transactions may involve unexpected costs or unexpected liabilities; (v) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (vi) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

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Dynegy Inc. Contacts: Media: Micah Hirschfield, 713.767.5800; Analysts: Andy Smith, 713.507.6466